EXHIBIT 4.10

Alex M. Council
Vice President
(704) 342-8409 T  (704) 342-8450 F
alex.council@pnc.com

PNC BUSINESS CREDIT

March 24, 2006


Dr. Louis F. Centofanti
Perma-Fix Environmental Services, Inc.
1940 NW 67th Place, Suite A
Gainesville, FL  32653

Dear Lou,

You have informed me of the resignation of Dick Kelecy as CFO of Perma-Fix and have expressed your concern as to whether this may trigger an event of default under the loan agreement. If in fact it does, I would consider that more of a "technical default" and I would process the necessary approval to have it waived. Please keep me informed on the results of your search for a replacement CFO.

I will be out of the office the entire week of March 27th and therefore will contact you the week of April 3rd when I return.

Should you have any questions, do not hesitate to call.

Sincerely,

/s/ Alex M. Council IV
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Alex M. Council
Vice President


         A member of The PNC Financial Services Group
         201 South Tryon Street  Suite 900  Charlotte  North Carolina  28202